Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2022 Third Quarter Results

BATON ROUGE, LA / ACCESSWIRE / October 24, 2022 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2022. Investar reported net income of $7.3 million, or $0.73 per diluted common share, for the third quarter of 2022, compared to net income of $9.4 million, or $0.92 per diluted common share, for the quarter ended June 30, 2022, and a net loss of $10.0 million, or $0.95 per diluted common share, for the quarter ended September 30, 2021.

On a non-GAAP basis, core earnings (loss) per diluted common share for the third quarter of 2022 were $0.71 compared to $0.62 for the second quarter of 2022 and ($1.06) for the third quarter of 2021. Core earnings (loss) exclude certain non-operating items including, but not limited to, change in the fair value of equity securities, swap termination fee income, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo said:

“Despite a changing economic environment, our third quarter results were impressive. Our loan portfolio grew to an all-time high of over $2.0 billion as we experienced strong loan growth of 4.7%, or 18.8% annualized, compared to the second quarter. Net interest income increased 6.8% and our net interest margin increased quarter-over-quarter. Credit quality metrics also remained strong as our nonperforming loans decreased almost $4.0 million and now represent only 0.65% of total loans compared to 0.89% in the second quarter as we continue to focus on high quality underwriting and disciplined lending. I am proud of the great progress we have made towards our performance goals. Our new leadership, branch consolidation, and digital delivery strategies are working together to improve our key performance metrics and position the Bank to operate more efficiently.

As always, we remain focused on long-term shareholder value. In September, the board of directors approved an additional 300,000 shares for repurchase. We repurchased 126,861 shares of our common stock at an average price of $21.48 during the third quarter and increased our quarterly dividend by 6% compared to the second quarter dividend.”

Third Quarter Highlights

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Total loans increased $89.3 million, or 4.7%, to $2.01 billion at September 30, 2022, compared to $1.92 billion at June 30, 2022, and increased $125.0 million, or 6.6%, compared to $1.88 billion at September 30, 2021. Excluding Paycheck Protection Program (“PPP”) loans, total loans increased $90.9 million, or 4.8% (19.2% annualized), to $2.00 billion at September 30, 2022, compared to $1.91 billion at June 30, 2022, and increased $165.0 million, or 9.0%, compared to $1.84 billion at September 30, 2021.

•	Commercial and industrial loans increased $54.4 million, or 15.8%, to $397.8 million at September 30, 2022 compared to $343.4 million at June 30, 2022, and increased $62.8 million, or 18.7%, compared to $335.0 million at September 30, 2021. Excluding PPP loans, commercial and industrial loans increased $56.0 million, or 16.5%, to $395.9 million at September 30, 2022 compared to $339.9 million at June 30, 2022 and increased $102.7 million, or 35.0%, compared to $293.1 million at September 30, 2021.

•	Credit quality continues to strengthen with nonperforming loans improving to 0.65% of total loans at September 30, 2022 compared to 0.89% and 1.75% at June 30, 2022 and September 30, 2021, respectively.

•	Net interest margin increased to 3.77% for the quarter ended September 30, 2022 compared to 3.70% for the quarter ended June 30, 2022 and 3.44% for the quarter ended September 30, 2021.

•	Return on average assets decreased to 1.11% for the quarter ended September 30, 2022 compared to 1.48% for the quarter ended June 30, 2022 and increased from (1.47)% for the quarter ended September 30, 2021. Core return on average assets improved to 1.08% for the quarter ended September 30, 2022 compared to 0.99% for the quarter ended June 30, 2022 and (1.63)% for the quarter ended September 30, 2021.

•

Efficiency ratio increased to 61.10% for the quarter ended September 30, 2022 compared to 54.85% for the quarter ended June 30, 2022 and improved from 64.33% for the quarter ended September 30, 2021. Core efficiency ratio improved to 61.63% for the quarter ended September 30, 2022 compared to 63.21% and 67.17% for the quarters ended June 30, 2022 and September 30, 2021, respectively.

•	Investar repurchased 126,861 shares of its common stock through its stock repurchase program at an average price of $21.48 during the quarter ended September 30, 2022, leaving 396,912 shares authorized for repurchase under the current stock repurchase plan after the board approved an additional 300,000 shares for repurchase in the third quarter. The Company has repurchased 508,780 shares of its common stock at an average price of $20.27 during the nine months ended September 30, 2022.

Loans

Total loans were $2.01 billion at September 30, 2022, an increase of $89.3 million, or 4.7%, compared to June 30, 2022, and an increase of $125.0 million, or 6.6%, compared to September 30, 2021.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2022	6/30/2022	9/30/2021	$	%	$	%	9/30/2022	9/30/2021
Mortgage loans on real estate
Construction and development	$220,609	$214,543	$215,247	$6,066	2.8%	$5,362	2.5%	11.0%	11.5%
1-4 Family	391,857	380,028	362,249	11,829	3.1	29,608	8.2	19.5	19.3
Multifamily	57,306	56,491	58,972	815	1.4	(1,666)	(2.8)	2.9	3.1
Farmland	14,202	15,676	21,376	(1,474)	(9.4)	(7,174)	(33.6)	0.7	1.1
Commercial real estate
Owner-occupied	445,671	440,714	432,898	4,957	1.1	12,773	3.0	22.2	23.0
Nonowner-occupied	464,520	451,108	435,575	13,412	3.0	28,945	6.6	23.2	23.2
Commercial and industrial	397,759	343,355	335,008	54,404	15.8	62,751	18.7	19.8	17.8
Consumer	13,753	14,480	19,333	(727)	(5.0)	(5,580)	(28.9)	0.7	1.0
Total loans	2,005,677	1,916,395	1,880,658	89,282	4.7%	125,019	6.6%	100%	100%
Loans held for sale	—	—	300	—	—	(300)	(100.0)
Total gross loans	$2,005,677	$1,916,395	$1,880,958	$89,282	4.7%	$124,719	6.6%

In the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At September 30, 2022, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $1.9 million, compared to $3.5 million at June 30, 2022 and $41.9 million at September 30, 2021. At September 30, 2022, approximately 99% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer.

At September 30, 2022, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $843.4 million, an increase of $59.4 million, or 7.6%, compared to the business lending portfolio of $784.1 million at June 30, 2022, and an increase of $75.5 million, or 9.8%, compared to the business lending portfolio of $767.9 million at September 30, 2021. The increase in the business lending portfolio compared to June 30, 2022 and September 30, 2021 is primarily driven by increased loan production by our Commercial and Industrial Division, slightly offset by the forgiveness of PPP loans.

Nonowner-occupied loans totaled $464.5 million at September 30, 2022, an increase of $13.4 million, or 3.0%, compared to $451.1 million at June 30, 2022, and an increase of $28.9 million, or 6.6%, compared to $435.6 million at September 30, 2021. The increase in nonowner-occupied loans compared to June 30, 2022 and September 30, 2021 is due to organic growth.

Credit Quality

Nonperforming loans were $13.1 million, or 0.65% of total loans, at September 30, 2022, a decrease of $3.9 million compared to $17.0 million, or 0.89% of total loans, at June 30, 2022, and a decrease of $19.8 million compared to $32.9 million, or 1.75% of total loans, at September 30, 2021. The decrease in nonperforming loans compared to June 30, 2022 and September 30, 2021 is mainly attributable to large paydowns and a transfer to other real estate owned, net on one loan relationship, discussed further below. Included in nonperforming loans are acquired loans with a balance of $1.7 million at September 30, 2022, or 13% of nonperforming loans.

The allowance for loan losses was $23.2 million, or 176.6% and 1.15% of nonperforming and total loans, respectively, at September 30, 2022, compared to $22.0 million, or 128.9% and 1.15%, respectively, at June 30, 2022, and $20.6 million, or 62.4% and 1.09%, respectively, at September 30, 2021.

We recorded a provision for loan losses of $1.2 million for the quarter ended September 30, 2022 compared to a provision for loan losses of $0.9 million for the quarter ended June 30, 2022 and a provision for loan losses of $21.7 million for the quarter ended September 30, 2021. The increase in the provision for loan losses compared to the quarter ended June 30, 2022, is primarily attributable to organic loan growth. The provision for loan losses for the quarter ended September 30, 2021 includes an impairment charge of $21.6 million related to a loan relationship with related borrowers (collectively, the “Borrower”) consisting of multiple loans that are secured by various types of collateral. As a result of Hurricane Ida, which made landfall in Louisiana as a category 4 hurricane on August 29, 2021, the Borrower’s business operations were disrupted causing a significant reduction in value of some of the collateral supporting the loan relationship, including real estate, inventory, and equipment.

Deposits

Total deposits at September 30, 2022 were $2.05 billion, a decrease of $10.0 million, or 0.5%, compared to $2.06 billion at June 30, 2022, and a decrease of $251.0 million, or 10.9%, compared to $2.30 billion at September 30, 2021. The decrease in deposits compared to June 30, 2022 is due to increased consumer spending, as customers drew down on their existing deposit accounts. The decrease in deposits compared to September 30, 2021 is driven by management’s decision to run-off higher yielding time deposits through the end of the second quarter and the elimination of brokered deposits, which the Bank has historically used to satisfy required borrowings under its interest rate swap agreements.

Beginning in 2020, the COVID-19 pandemic created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts during 2020 and 2021. These increases were primarily driven by reduced consumer and business spending related to the COVID-19 pandemic and increases in some PPP borrowers’ deposit accounts. As anticipated, these conditions were temporary in nature as the economy has been slowly recovering from the effects of the COVID-19 pandemic.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	9/30/2022	6/30/2022	9/30/2021	$	%	$	%	9/30/2022	9/30/2021
Noninterest-bearing demand deposits	$590,610	$615,779	$597,452	$(25,169)	(4.1)%	$(6,842)	(1.1)%	28.8%	25.9%
Interest-bearing demand deposits	624,025	647,277	658,743	(23,252)	(3.6)	(34,718)	(5.3)	30.4	28.6
Brokered deposits	—	—	125,016	—	—	(125,016)	(100.0)	—	5.4
Money market deposit accounts	251,213	243,795	264,846	7,418	3.0	(13,633)	(5.1)	12.2	11.5
Savings accounts	167,131	176,760	174,953	(9,629)	(5.4)	(7,822)	(4.5)	8.1	7.6
Time deposits	419,704	379,059	482,631	40,645	10.7	(62,927)	(13.0)	20.5	21.0
Total deposits	$2,052,683	$2,062,670	$2,303,641	$(9,987)	(0.5)%	$(250,958)	(10.9)%	100.0%	100.0%

Stockholders’ Equity

Stockholders’ equity was $205.7 million at September 30, 2022, a decrease of $13.7 million, or 6.2%, compared to June 30, 2022, and a decrease of $30.6 million, or 13.0%, compared to September 30, 2021. The decrease in stockholders’ equity compared to June 30, 2022 and September 30, 2021 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the third quarter of 2022 totaled $23.5 million, an increase of $1.5 million, or 6.8%, compared to the second quarter of 2022, and an increase of $1.9 million, or 8.9%, compared to the third quarter of 2021. Included in net interest income for the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021 is $0.1 million, $0.2 million, and $0.3 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021 are interest recoveries of $0.1 million, $36,000, and $0.2 million, respectively.

Investar’s net interest margin was 3.77% for the quarter ended September 30, 2022, compared to 3.70% for the quarter ended June 30, 2022 and 3.44% for the quarter ended September 30, 2021. The increase in net interest margin for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022 was driven by a 25 basis point increase in the yield on interest-earning assets, partially offset by a 24 basis point increase in the cost of funds. The increase in net interest margin for the quarter ended September 30, 2022 compared to the quarter ended September 30, 2021 was driven by a seven basis point increase in the yield on the loan portfolio and a 92 basis point increase in the yield on the securities portfolio, together resulting in a 43 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 4.34% for the quarter ended September 30, 2022, compared to 4.09% for the quarter ended June 30, 2022 and 3.91% for the quarter ended September 30, 2021. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2022 was primarily attributable to a 26 basis point increase in the yield on the loan portfolio and a 33 basis point increase in the yield on the taxable securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2021 was primarily driven by a seven basis point increase in the yield on the loan portfolio and a 101 basis point increase in the yield on the taxable securities portfolio.

Exclusive of PPP loans, which had an average balance of $2.5 million and related interest and fee income of $0.1 million for the quarter ended September 30, 2022, compared to an average balance of $7.7 million and related interest and fee income of $0.3 million for the quarter ended June 30, 2022 and an average balance of $58.5 million and related interest and fee income of $1.3 million for the quarter ended September 30, 2021, adjusted net interest margin was 3.76% for the quarter ended September 30, 2022, compared to an adjusted net interest margin of 3.65% for the quarter ended June 30, 2022 and 3.31% for the quarter ended September 30, 2021. Included in PPP interest and fee income for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021 is $0.1 million, $0.3 million, and $1.0 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, adjusted net interest margin increased to 3.72% for the quarter ended September 30, 2022, compared to 3.61% for the quarter ended June 30, 2022, and 3.21% for the quarter ended September 30, 2021. The adjusted yield on interest-earning assets was 4.29% for the quarter ended September 30, 2022 compared to 4.01% and 3.67% for the quarters ended June 30, 2022 and September 30, 2021, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 12 basis points to 0.36% for the quarter ended September 30, 2022 compared to 0.24% for the quarter ended June 30, 2022 and decreased seven basis points compared to 0.43% for the quarter ended September 30, 2021. The increase in the cost of deposits compared to the quarter ended June 30, 2022 reflects the increase in rates paid for interest-bearing demand deposits and time deposits. The decrease in the cost of deposits compared to the quarter ended September 30, 2021 primarily reflects the elimination of brokered deposits and a decrease in average balance and rates paid for time deposits. At September 30, 2022 and June 30, 2022, there was no balance of brokered deposits.

The overall cost of funds for the quarter ended September 30, 2022 increased 24 basis points to 0.79% compared to 0.55% for the quarter ended June 30, 2022 and increased 16 basis points compared to 0.63% for the quarter ended September 30, 2021. The increase in the cost of funds for the quarter ended September 30, 2022 compared to the quarters ended June 30, 2022 and September 30, 2021 resulted primarily from both a higher average balance of and an increased cost of short-term borrowings, the cost of which is driven by the Federal Reserve's federal funds rate.

Noninterest Income

Noninterest income for the third quarter of 2022 totaled $2.7 million, a decrease of $3.7 million, or 58.2%, compared to the second quarter of 2022 and a decrease of $1.2 million, or 31.9%, compared to the third quarter of 2021.

The decrease in noninterest income compared to the quarter ended June 30, 2022 was driven by a $4.7 million decrease in swap termination fees. This decrease was partially offset by a decrease in the loss on sale or disposition of fixed assets of $0.4 million and an increase in other operating income of $0.5 million. The decrease in noninterest income compared to the quarter ended September 30, 2021 is mainly attributable to a $1.8 million decrease in swap termination fees, partially offset by a $0.6 million increase in other operating income. The increase in other operating income compared to the quarters ended June 30, 2022 and September 30, 2021 is attributable to increases in derivative fee income and the change in the net asset value of other investments.

Swap termination fees of $4.7 million and $1.8 million were recorded for the quarters ended June 30, 2022 and September 30, 2021, respectively, when the Bank voluntarily terminated a number of its interest rate swap agreements in response to market conditions. The Bank had no current or forward starting interest rate swap contracts as of September 30, 2022.

Noninterest Expense

Noninterest expense for the third quarter of 2022 totaled $16.0 million, an increase of $0.4 million, or 2.7%, compared to the second quarter of 2022, and a decrease of $0.4 million, or 2.5%, compared to the third quarter of 2021.

The increase in noninterest expense for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022 was driven by a $0.3 million increase in salaries and employee benefits due to an increase in full-time equivalent employees and an increase of $0.2 million in other operating expense primarily attributable to higher FDIC assessment fees and change in the provision for unfunded loan commitments. The increases are partially offset by $0.2 million in loss on early extinguishment of subordinated debt resulting from the early redemption of our 6.00% Fixed-to-Floating Rate Subordinated Notes due 2027 recorded in the second quarter of 2022. Included in noninterest expense for the quarters ended September 30, 2022 and June 30, 2022 are collection and repossession expenses of $0.5 million and $0.4 million, respectively, related to the impaired loan relationship discussed in “Loans - Credit Quality” above.

The decrease in noninterest expense for the quarter ended September 30, 2022 compared to the quarter ended September 30, 2021 is primarily a result of a $0.4 million decrease in salaries and employee benefits and $0.4 million in acquisition expenses related to the April 2021 acquisition of Cheaha Financial Group recorded in the third quarter of 2021, partially offset by increases in occupancy expense of $0.2 million and other operating expenses of $0.2 million, respectively. The decrease in salaries and employee benefits compared to the third quarter of 2021 is primarily due to a decrease in health insurance claims. The increase in other operating expenses is driven by an increase in collection and repossession expenses, the majority of which is related to the impaired loan relationship discussed in “Loans - Credit Quality” above.

Taxes

Investar recorded an income tax expense of $1.7 million for the quarter ended September 30, 2022, which equates to an effective tax rate of 18.9%, compared to effective tax rates of 20.7% and 21.0% for the quarters ended June 30, 2022 and September 30, 2021, respectively.

Basic and Diluted Earnings (Loss) Per Common Share

Investar reported basic and diluted earnings per common share of $0.74 and $0.73, respectively, for the quarter ended September 30, 2022, compared to basic and diluted earnings per common share of $0.92 for the quarter ended June 30, 2022, and basic and diluted loss per common share of $0.95 for the quarter ended September 30, 2021.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2022, the Bank had 352 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings (loss) before income tax expense (benefit),” “core income tax expense (benefit),” “core earnings (loss),” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings (loss) per share,” and “core diluted earnings (loss) per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, accelerated fee income for PPP loans, interest recoveries, and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

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the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States caused by the ongoing COVID-19 pandemic and war in Ukraine, including but not limited to potential continued higher inflation and supply and labor constraints, which will depend on several factors, including the scope and duration of the pandemic and the war, their continued influence on the economy and financial markets, the impact on market participants on which we rely, and actions taken by governmental authorities and other third parties in response;

•

business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including evolving risks to economic activity and our customers posed by the COVID-19 pandemic and the war in Ukraine and government actions taken to address their impact, the potential impact of the termination of various pandemic-related government support programs, and the potential impact of legislation under consideration in Congress, which could increase government programs, spending and taxes;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2022;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•

cessation of the one-week and two-month U.S. dollar settings of LIBOR as of December 31, 2021 and announced cessation of the remaining U.S. dollar LIBOR settings after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	ongoing disruptions in the oil and gas industry due to the significant fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

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hurricanes, tropical storms, tropical depressions, floods, winter storms, and other adverse weather events, all of which have affected the Company's market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

John D’Angelo

President and Chief Executive Officer

(225) 448-5461

John.Dangelo@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2022	6/30/2022	9/30/2021	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$27,002	$24,328	$24,473	11.0%	10.3%
Total interest expense	3,535	2,350	2,925	50.4	20.9
Net interest income	23,467	21,978	21,548	6.8	8.9
Provision for loan losses	1,162	941	21,713	23.5	(94.6)
Total noninterest income	2,665	6,378	3,914	(58.2)	(31.9)
Total noninterest expense	15,967	15,552	16,381	2.7	(2.5)
Income (loss) before income tax expense (benefit)	9,003	11,863	(12,632)	(24.1)	171.3
Income tax expense (benefit)	1,699	2,459	(2,648)	(30.9)	164.2
Net income (loss)	$7,304	$9,404	$(9,984)	(22.3)	173.2

AVERAGE BALANCE SHEET DATA
Total assets	$2,621,611	$2,553,849	$2,686,712	2.7%	(2.4)%
Total interest-earning assets	2,468,357	2,384,385	2,482,070	3.5	(0.6)
Total loans	1,954,493	1,896,574	1,923,960	3.1	1.6
Total interest-bearing deposits	1,456,826	1,498,354	1,691,318	(2.8)	(13.9)
Total interest-bearing liabilities	1,772,960	1,698,613	1,830,240	4.4	(3.1)
Total deposits	2,069,603	2,109,972	2,272,715	(1.9)	(8.9)
Total stockholders’ equity	226,624	229,949	254,616	(1.4)	(11.0)

PER SHARE DATA
Earnings:
Basic earnings (loss) per common share	$0.74	$0.92	$(0.95)	(19.6)%	177.9%
Diluted earnings (loss) per common share	0.73	0.92	(0.95)	(20.7)	176.8
Core Earnings(1):
Core basic earnings (loss) per common share(1)	0.71	0.62	(1.06)	14.5	167.0
Core diluted earnings (loss) per common share(1)	0.71	0.62	(1.06)	14.5	167.0
Book value per common share	20.78	21.88	22.85	(5.0)	(9.1)
Tangible book value per common share(1)	16.40	17.54	18.57	(6.5)	(11.7)
Common shares outstanding	9,901,078	10,024,997	10,343,416	(1.2)	(4.3)
Weighted average common shares outstanding - basic	9,965,374	10,149,246	10,398,787	(1.8)	(4.2)
Weighted average common shares outstanding - diluted	10,086,249	10,233,539	10,398,787	(1.4)	(3.0)

PERFORMANCE RATIOS
Return on average assets	1.11%	1.48%	(1.47)%	(25.0)%	175.5%
Core return on average assets(1)	1.08	0.99	(1.63)	9.1	166.3
Return on average equity	12.79	16.40	(15.56)	(22.0)	182.2
Core return on average equity(1)	12.46	11.04	(17.20)	12.9	172.4
Net interest margin	3.77	3.70	3.44	1.9	9.6
Net interest income to average assets	3.55	3.45	3.18	2.9	11.6
Noninterest expense to average assets	2.42	2.44	2.42	(0.8)	—
Efficiency ratio(2)	61.10	54.85	64.33	11.4	(5.0)
Core efficiency ratio(1)	61.63	63.21	67.17	(2.5)	(8.2)
Dividend payout ratio	12.84	9.78	(8.42)	31.3	252.5
Net charge-offs to average loans	—	—	1.12	—	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2022	6/30/2022	9/30/2021	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.58%	0.79%	1.25%	(26.6)%	(53.6)%
Nonperforming loans to total loans	0.65	0.89	1.75	(27.0)	(62.9)
Allowance for loan losses to total loans	1.15	1.15	1.09	—	5.5
Allowance for loan losses to nonperforming loans	176.63	128.93	62.44	37.0	182.9

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	7.73%	8.47%	8.77%	(8.7)%	(11.9)%
Tangible equity to tangible assets(1)	6.20	6.90	7.24	(10.2)	(14.4)
Tier 1 leverage ratio	8.48	8.57	7.60	(1.1)	11.6
Common equity tier 1 capital ratio(2)	9.65	9.73	9.25	(0.8)	4.3
Tier 1 capital ratio(2)	10.08	10.17	9.71	(0.9)	3.8
Total capital ratio(2)	13.15	13.28	12.82	(1.0)	2.6
Investar Bank:
Tier 1 leverage ratio	9.84	10.05	8.99	(2.1)	9.5
Common equity tier 1 capital ratio(2)	11.70	11.94	11.50	(2.0)	1.7
Tier 1 capital ratio(2)	11.70	11.94	11.50	(2.0)	1.7
Total capital ratio(2)	12.77	12.98	12.53	(1.6)	1.9

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2022.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2022	June 30, 2022	September 30, 2021
ASSETS
Cash and due from banks	$31,711	$31,598	$45,404
Interest-bearing balances due from other banks	4,302	18,852	304,587
Federal funds sold	—	500	500
Cash and cash equivalents	36,013	50,950	350,491

Available for sale securities at fair value (amortized cost of $477,242, $462,773, and $274,312, respectively)	413,186	421,285	274,387
Held to maturity securities at amortized cost (estimated fair value of $8,951, $9,580, and $11,936, respectively)	9,373	9,701	11,407
Loans held for sale	—	—	300
Loans, net of allowance for loan losses of $23,164, $21,954, and $20,567, respectively	1,982,513	1,894,441	1,860,091
Other equity securities	26,629	22,639	16,783
Bank premises and equipment, net of accumulated depreciation of $21,421, $20,562, and $18,579, respectively	50,327	51,296	61,619
Other real estate owned, net	2,326	3,397	635
Accrued interest receivable	11,915	10,905	11,732
Deferred tax asset	16,587	11,506	1,493
Goodwill and other intangible assets, net	43,360	43,580	44,283
Bank-owned life insurance	57,033	56,692	50,767
Other assets	12,432	14,215	12,060
Total assets	$2,661,694	$2,590,607	$2,696,048

LIABILITIES
Deposits
Noninterest-bearing	$590,610	$615,779	$597,452
Interest-bearing	1,462,073	1,446,891	1,706,189
Total deposits	2,052,683	2,062,670	2,303,641
Advances from Federal Home Loan Bank	333,100	239,800	78,500
Repurchase agreements	—	147	6,580
Subordinated debt	44,201	44,216	42,966
Junior subordinated debt	8,484	8,452	8,352
Other borrowings	168	—	—
Accrued taxes and other liabilities	17,358	15,953	19,685
Total liabilities	2,455,994	2,371,238	2,459,724

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,901,078, 10,024,997, and 10,343,416 shares issued and outstanding, respectively	9,901	10,025	10,344
Surplus	146,155	148,230	154,527
Retained earnings	100,247	93,888	70,054
Accumulated other comprehensive (loss) income	(50,603)	(32,774)	1,399
Total stockholders’ equity	205,700	219,369	236,324
Total liabilities and stockholders’ equity	$2,661,694	$2,590,607	$2,696,048

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2022	June 30, 2022	September 30, 2021
INTEREST INCOME
Interest and fees on loans	$23,924	$21,765	$23,220
Interest on investment securities	2,874	2,363	1,021
Other interest income	204	200	232
Total interest income	27,002	24,328	24,473

INTEREST EXPENSE
Interest on deposits	1,315	907	1,854
Interest on borrowings	2,220	1,443	1,071
Total interest expense	3,535	2,350	2,925
Net interest income	23,467	21,978	21,548

Provision for loan losses	1,162	941	21,713
Net interest income (loss) after provision for loan losses	22,305	21,037	(165)

NONINTEREST INCOME
Service charges on deposit accounts	820	804	650
Loss on sale or disposition of fixed assets, net	(103)	(461)	—
Gain (loss) on sale of other real estate owned, net	50	(84)	—
Swap termination fee income	—	4,733	1,835
Gain on sale of loans	—	4	73
Servicing fees and fee income on serviced loans	17	23	38
Interchange fees	511	535	504
Income from bank owned life insurance	341	326	304
Change in the fair value of equity securities	(27)	(86)	48
Other operating income	1,056	584	462
Total noninterest income	2,665	6,378	3,914
Income before noninterest expense	24,970	27,415	3,749

NONINTEREST EXPENSE
Depreciation and amortization	1,087	1,122	1,264
Salaries and employee benefits	9,345	9,063	9,770
Occupancy	810	751	662
Data processing	861	727	715
Marketing	84	83	57
Professional fees	460	499	382
Loss on early extinguishment of subordinated debt	—	222	—
Acquisition expenses	—	—	446
Other operating expenses	3,320	3,085	3,085
Total noninterest expense	15,967	15,552	16,381
Income (loss) before income tax expense (benefit)	9,003	11,863	(12,632)
Income tax expense (benefit)	1,699	2,459	(2,648)
Net income (loss)	$7,304	$9,404	$(9,984)

EARNINGS PER SHARE
Basic earnings (loss) per common share	$0.74	$0.92	$(0.95)
Diluted earnings (loss) per common share	0.73	0.92	(0.95)
Cash dividends declared per common share	0.095	0.09	0.08

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,954,493	$23,924	4.86%	$1,896,574	$21,765	4.60%	$1,923,960	$23,220	4.79%
Securities:
Taxable	466,012	2,769	2.36	441,313	2,234	2.03	262,751	892	1.35
Tax-exempt	16,528	105	2.50	19,331	129	2.67	18,499	129	2.76
Interest-bearing balances with banks	31,324	204	2.58	27,167	200	2.96	276,860	232	0.33
Total interest-earning assets	2,468,357	27,002	4.34	2,384,385	24,328	4.09	2,482,070	24,473	3.91
Cash and due from banks	33,291			37,232			38,511
Intangible assets	43,472			43,701			44,040
Other assets	98,936			110,185			142,608
Allowance for loan losses	(22,445)			(21,654)			(20,517)
Total assets	$2,621,611			$2,553,849			$2,686,712

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$887,040	$594	0.27%	$927,853	$393	0.17%	$901,146	$599	0.26%
Brokered deposits	—	—	—	3,956	5	0.52	112,601	264	0.93
Savings deposits	173,582	20	0.05	179,867	21	0.05	173,971	67	0.15
Time deposits	396,204	701	0.70	386,678	488	0.51	503,600	924	0.73
Total interest-bearing deposits	1,456,826	1,315	0.36	1,498,354	907	0.24	1,691,318	1,854	0.43
Short-term borrowings	191,210	1,156	2.40	51,866	149	1.15	9,136	5	0.21
Long-term debt	124,924	1,064	3.38	148,393	1,294	3.50	129,786	1,066	3.26
Total interest-bearing liabilities	1,772,960	3,535	0.79	1,698,613	2,350	0.55	1,830,240	2,925	0.63
Noninterest-bearing deposits	612,777			611,618			581,397
Other liabilities	9,250			13,669			20,459
Stockholders’ equity	226,624			229,949			254,616
Total liability and stockholders’ equity	$2,621,611			$2,553,849			$2,686,712
Net interest income/net interest margin		$23,467	3.77%		$21,978	3.70%		$21,548	3.44%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,954,493	$23,924	4.86%	$1,896,574	$21,765	4.60%	$1,923,960	$23,220	4.79%
Adjustments:
PPP loans	2,458	70	11.27	7,741	332	17.26	58,481	1,309	8.88
Adjusted loans	1,952,035	23,854	4.85	1,888,833	21,433	4.55	1,865,479	21,911	4.66
Securities:
Taxable	466,012	2,769	2.36	441,313	2,234	2.03	262,751	892	1.35
Tax-exempt	16,528	105	2.50	19,331	129	2.67	18,499	129	2.76
Interest-bearing balances with banks	31,324	204	2.58	27,167	200	2.96	276,860	232	0.33
Adjusted interest-earning assets	2,465,899	26,932	4.33	2,376,644	23,996	4.05	2,423,589	23,164	3.79

Total interest-bearing liabilities	1,772,960	3,535	0.79	1,698,613	2,350	0.55	1,830,240	2,925	0.63

Adjusted net interest income/adjusted net interest margin		$23,397	3.76%		$21,646	3.65%		$20,239	3.31%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,954,493	$23,924	4.86%	$1,896,574	$21,765	4.60%	$1,923,960	$23,220	4.79%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		58			295			1,001
Interest recoveries		121			36			187
Accretion		142			159			298
Adjusted loans	1,954,493	23,603	4.79	1,896,574	21,275	4.50	1,923,960	21,734	4.48
Securities:
Taxable	466,012	2,769	2.36	441,313	2,234	2.03	262,751	892	1.35
Tax-exempt	16,528	105	2.50	19,331	129	2.67	18,499	129	2.76
Interest-bearing balances with banks	31,324	204	2.58	27,167	200	2.96	276,860	232	0.33
Adjusted interest-earning assets	2,468,357	26,681	4.29	2,384,385	23,838	4.01	2,482,070	22,987	3.67

Total interest-bearing liabilities	1,772,960	3,535	0.79	1,698,613	2,350	0.55	1,830,240	2,925	0.63

Adjusted net interest income/adjusted net interest margin		$23,146	3.72%		$21,488	3.61%		$20,062	3.21%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2022	June 30, 2022	September 30, 2021
Tangible common equity
Total stockholders’ equity	$205,700	$219,369	$236,324
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	3,172	3,392	4,095
Trademark intangible	100	100	100
Tangible common equity	$162,340	$175,789	$192,041
Tangible assets
Total assets	$2,661,694	$2,590,607	$2,696,048
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	3,172	3,392	4,095
Trademark intangible	100	100	100
Tangible assets	$2,618,334	$2,547,027	$2,651,765

Common shares outstanding	9,901,078	10,024,997	10,343,416
Tangible equity to tangible assets	6.20%	6.90%	7.24%
Book value per common share	$20.78	$21.88	$22.85
Tangible book value per common share	16.40	17.54	18.57

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2022	6/30/2022	9/30/2021
Net interest income	(a)	$23,467	$21,978	$21,548
Provision for loan losses		1,162	941	21,713
Net interest income (loss) after provision for loan losses		22,305	21,037	(165)

Noninterest income	(b)	2,665	6,378	3,914
Loss on sale or disposition of fixed assets, net		103	461	—
Gain (loss) on sale of other real estate owned, net		(50)	84	—
Swap termination fee income		—	(4,733)	(1,835)
Change in the fair value of equity securities		27	86	(48)
Change in the net asset value of other investments(1)		(305)	—	—
Core noninterest income	(d)	2,440	2,276	2,031

Core earnings before noninterest expense		24,745	23,313	1,866

Total noninterest expense	(c)	15,967	15,552	16,381
Acquisition expense		—	—	(446)
Severance		—	—	(98)
Loss on early extinguishment of subordinated debt		—	(222)	—
Core noninterest expense	(f)	15,967	15,330	15,837

Core earnings (loss) before income tax expense (benefit)		8,778	7,983	(13,971)
Core income tax expense (benefit)(2)		1,659	1,655	(2,934)
Core earnings (loss)		$7,119	$6,328	$(11,037)

Core basic earnings (loss) per common share		0.71	0.62	(1.06)

Diluted earnings (loss) per common share (GAAP)		$0.73	$0.92	$(0.95)
Loss on sale or disposition of fixed assets, net		0.01	0.03	—
Gain (loss) on sale of other real estate owned, net		—	0.01	—
Swap termination fee income		—	(0.37)	(0.14)
Change in the fair value of equity securities		—	0.01	(0.01)
Change in the net asset value of other investments(1)		(0.03)	—	—
Acquisition expense		—	—	0.03
Severance		—	—	0.01
Loss on early extinguishment of subordinated debt		—	0.02	—
Core diluted earnings (loss) per common share		$0.71	$0.62	$(1.06)

Efficiency ratio	(c) / (a+b)	61.10%	54.85%	64.33%
Core efficiency ratio	(f) / (a+d)	61.63	63.21	67.17
Core return on average assets(3)		1.08	0.99	(1.63)
Core return on average equity(3)		12.46	11.04	(17.20)
Total average assets		$2,621,611	$2,553,849	$2,686,712
Total average stockholders’ equity		226,624	229,949	254,616

(1) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(2) Core income tax expense (benefit) is calculated using the effective tax rates of 18.9%, 20.7% and 21.0% for the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively.

(3) Core earnings (loss) used in calculation. No adjustments were made to average assets or average equity.